Exhibit 99.1

CVR Partners Reports 2016 Fourth Quarter and Full Year Results

SUGAR LAND, Texas (Feb. 16, 2017) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced a fourth quarter 2016 net loss of $14.5 million, or 13 cents per common unit, on net sales of $84.9 million, compared to net income of $18.7 million, or 26 cents per common unit, on net sales of $66.0 million for the fourth quarter a year earlier. Adjusted EBITDA, a non-GAAP financial measure, was $18.3 million for the fourth quarter of 2016, compared to adjusted EBITDA of $28.5 million for the fourth quarter of 2015.

For full year 2016, CVR Partners had a net loss of $26.9 million, or 26 cents per common unit, on net sales of $356.3 million, compared to net income of $62.0 million, or 85 cents per common unit, on net sales of $289.2 million for full year 2015. Adjusted EBITDA for full year 2016 was $92.7 million compared to adjusted EBITDA of $106.8 million for the previous year.

CVR Partners’ results for the three and 12 months ended Dec. 31, 2016, include the results of the East Dubuque fertilizer facility beginning April 1, 2016.

“We are pleased with the operating performance of our plants during the 2016 fourth quarter,” said Mark Pytosh, chief executive officer. “Both facilities continued to post high on-stream rates, with the East Dubuque ammonia and UAN units operating at nearly 100 percent.

“While fourth quarter ammonia shipments from our East Dubuque plant were impacted by unfavorable fertilizer application conditions, we anticipate the tonnage that was not applied in the fall will be applied during the spring planting season,” Pytosh said. “Since December, we have seen a significant improvement in nitrogen fertilizer pricing for deliveries during the first half of 2017, which has been driven by the delay of additional supply coming online from new and expanded U.S. production facilities, lower levels of imports into the U.S., and the expectation of a strong spring corn planting season in the United States.”

Consolidated Operations

For the fourth quarter of 2016, consolidated average realized gate prices for UAN and ammonia were $147 per ton and $352 per ton, respectively. Average realized gate prices for UAN and ammonia for the Coffeyville facility were $221 per ton and $479 per ton, respectively, for the same period in 2015.

CVR Partners’ fertilizer facilities produced a combined 207,600 tons of ammonia and purchased an additional 2,000 tons of ammonia during the fourth quarter of 2016, of which 62,600 net tons were available for sale while the rest was upgraded to other fertilizer products, including 330,700 tons of UAN. In the 2015 fourth quarter, the Coffeyville facility produced 116,100 tons of ammonia, of which 6,100 net tons were available for sale while the remainder was upgraded to 270,500 tons of UAN.

Distributions

CVR Partners will not pay a cash distribution for the 2016 fourth quarter. CVR Partners is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

2016 Fourth Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2016 fourth quarter Earnings Conference Call for analysts and investors on Thursday, Feb. 16, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The Earnings Conference Call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1004/19481. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at https://www.webcaster4.com/Webcast/Page/1004/19481. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13653928.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Partners, LP
(281) 207-3588
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited other than the statement of operations and cash flow data for the year ended December 31, 2015 and the balance sheet data as of December 31, 2015). On April 1, 2016, CVR Partners, LP (the "Partnership") completed the merger (the "East Dubuque Merger") with CVR Nitrogen Partners, LP (formerly known as East Dubuque Nitrogen Partners, L.P. and also formerly known as Rentech Nitrogen Partners, L.P.) and with CVR Nitrogen GP, LLC (formerly known as East Dubuque Nitrogen GP, LLC and also formerly known as Rentech Nitrogen GP, LLC), whereby the Partnership acquired a nitrogen fertilizer manufacturing facility located in East Dubuque, Illinois (the "East Dubuque Facility"). The consolidated financial statements and key operating metrics include the results of the East Dubuque Facility beginning on April 1, 2016, the date of the closing of the acquisition.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(in millions, except unit data)
Consolidated Statements of Operations Data:
Net sales (1)	$84.9	$66.0	$356.3	$289.2

Cost of materials and other - Affiliates	0.7	1.6	2.6	6.7
Cost of materials and other - Third parties	20.8	7.9	91.1	58.5
Direct operating expenses - Affiliates (2)	1.0	0.8	4.2	4.1
Direct operating expenses - Third parties (2)	36.9	22.5	144.1	102.0
Depreciation and amortization	17.2	7.2	58.2	28.4
Cost of sales	76.6	40.0	300.2	199.7

Selling, general and administrative expenses - Affiliates (3)	4.1	3.7	15.0	14.0
Selling, general and administrative expenses - Third parties (3)	3.2	1.9	14.3	6.8
Operating income	1.0	20.4	26.8	68.7
Interest expense and other financing costs	(15.8)	(1.8)	(48.6)	(7.0)
Gain (loss) on extinguishment of debt	0.2	—	(4.9)	—
Other income, net	0.1	0.1	0.1	0.3
Income (loss) before income tax expense	(14.5)	18.7	(26.6)	62.0
Income tax expense	—	—	0.3	—
Net income (loss)	$(14.5)	$18.7	$(26.9)	$62.0

Net income (loss) per common unit - basic	$(0.13)	$0.26	$(0.26)	$0.85
Net income (loss) per common unit - diluted	$(0.13)	$0.26	$(0.26)	$0.85

Adjusted EBITDA*	$18.3	$28.5	$92.7	$106.8
Available cash for distribution*	$(2.2)	$20.0	$48.6	$81.0

Weighted average, number of common units outstanding (in thousands):
Basic	113,283	73,123	103,299	73,123
Diluted	113,283	73,131	103,299	73,131
________________________________

* See "Use of Non-GAAP Financial Measures" below.

(1)        Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(in millions)
Reconciliation to net sales:
Fertilizer sales net at gate	$74.2	$55.8	$309.0	$248.8
Freight in revenue	8.6	7.1	33.0	27.2
Hydrogen revenue	0.3	2.8	3.2	11.8
Other, including the impact of purchase accounting	1.8	0.3	11.1	1.4
Total net sales	$84.9	$66.0	$356.3	$289.2

(2)    Direct operating expenses are reflected exclusive of depreciation and amortization.

(3)
The Partnership incurred legal and other professional fees and other merger related expenses that are referred to herein as expenses associated with the East Dubuque Merger, which are included in selling, general and administrative expenses. The Partnership incurred approximately $0.8 million of expenses associated with the East Dubuque Merger for the three months ended December 31, 2015, and approximately $3.1 million and $2.3 million, respectively, of expenses associated with the East Dubuque Merger for the years ended December 31, 2016 and 2015.

	As of December 31, 2016	As of December 31, 2015

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$55.6	$50.0
Working capital	71.5	72.7
Total assets	1,312.2	536.3
Total debt, including current portion	623.1	124.8
Total partners’ capital	624.9	385.6

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$(1.6)	$21.4	$45.0	$78.4
Investing activities	(5.9)	(4.6)	(87.1)	(16.9)
Financing activities	(2.2)	—	47.7	(91.4)
Net increase (decrease) in cash and cash equivalents	$(9.7)	$16.8	$5.6	$(29.9)

Capital expenditures for property, plant and equipment:
Maintenance capital expenditures	$5.4	$2.3	$13.7	$9.6
Growth capital expenditures	0.5	2.3	9.5	7.4
Total capital expenditures	$5.9	$4.6	$23.2	$17.0

Operating Data

The following tables set forth information about our consolidated operations and our nitrogen fertilizer manufacturing facility located in Coffeyville, Kansas (the "Coffeyville Facility") and the East Dubuque Facility.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Key Operating Statistics:

Consolidated sales (thousand tons):
Ammonia	55.7	5.4	201.4	32.3
UAN	335.1	240.7	1,237.5	939.5

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$352	$479	$376	$521
UAN	$147	$221	$177	$247

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	207.6	116.1	693.5	385.4
Ammonia (net available for sale) (2) (3)	62.6	6.1	183.6	37.3
UAN	330.7	270.5	1,192.6	928.6

Feedstock:
Petroleum coke used in production (thousand tons)	129.4	134.1	513.7	469.9
Petroleum coke used in production (dollars per ton)	$18	$23	$15	$25
Natural gas used in production (thousands of MMBtus)	2,124.3	—	5,596.0	—
Natural gas used in production (dollars per MMBtu) (4)	$3.30	$—	$2.96	$—
Natural gas in cost of materials and other (thousands of MMBtus)	1,876.2	—	4,618.7	—
Natural gas in cost of materials and other (dollars per MMBtu) (4)	$3.15	$—	$2.87	$—

Coffeyville Facility on-stream factors (5):
Gasification	96.1%	99.3%	96.9%	90.2%
Ammonia	91.1%	98.8%	94.9%	87.5%
UAN	93.1%	98.3%	93.1%	87.3%

East Dubuque Facility on-stream factors (5):
Ammonia	99.7%	—%	87.7%	—%
UAN	99.8%	—%	87.3%	—%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$313	$460	$356	$510
Ammonia - Corn belt (dollars per ton)	$360	$518	$416	$566
UAN - Corn belt (dollars per ton)	$175	$250	$208	$284
Natural gas NYMEX (dollars per MMBtu)	$3.18	$2.23	$2.55	$2.63
______________________________

(1) Product pricing at gate represents net sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(2)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(3)   In addition to the produced ammonia, the Partnership acquired approximately 2.0 thousand tons of ammonia during the three months ended December 31, 2016. The Partnership did not acquire any ammonia during the three months ended December 31, 2015. The Partnership acquired approximately 10.0 thousand tons and 29.3 thousand tons of ammonia during the years ended December 31, 2016 and 2015, respectively.

(4)  The cost per MMBtu excludes derivative activity, when applicable. The impact of natural gas derivative activity during the periods presented was not material.

(5)  On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.
Coffeyville Facility
Excluding the impact of the Linde air separation unit outages, the on-stream factors for the three months ended December 31, 2015 would have been 100.0% for gasifier, 100.0% for ammonia and 99.9% for UAN.
Excluding the impact of the full facility turnaround and the Linde air separation unit outages, the on-stream factors for the year ended December 31, 2015 would have been 99.9% for gasifier, 97.7% for ammonia and 97.6% for UAN.
East Dubuque Facility
Excluding the impact of the full facility turnaround, the on-stream factors would have been 97.8% for ammonia and 97.1% for UAN for the post-acquisition period ended December 31, 2016.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income (loss) before (i) interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, when applicable, major scheduled turnaround expenses, gain or loss on extinguishment of debt, loss on disposition of assets, expenses associated with the East Dubuque Merger, and business interruption insurance recovery.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes amounts, such as major scheduled turnaround expenses, gain or loss on extinguishment of debt, loss on disposition of assets, expenses associated with the East Dubuque Merger, and business interruption insurance recovery, relating to transactions not reflective of our core operations. When applicable, each of these amounts is discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our SEC reports, so that investors have complete information about these amounts. In addition, we believe that it is useful to exclude from Adjusted EBITDA non-cash share-based compensation, although it is a recurring cost incurred in the ordinary course of business. In our view, non-cash share-based compensation, which also is presented in our financial statements and discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations, reflects a non-cash cost which may obscure, for a given period, trends in the underlying business, due to the timing and nature of the equity awards. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income (loss) or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of consolidated Net income (loss) to consolidated EBITDA and consolidated Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(in millions)
Net income (loss)	$(14.5)	$18.7	$(26.9)	$62.0
Add:
Interest expense and other financing costs, net	15.8	1.8	48.6	7.0
Depreciation and amortization	17.2	7.2	58.2	28.4
Income tax expense	—	—	0.3	—
EBITDA	$18.5	$27.7	$80.2	$97.4
Add:
Major scheduled turnaround expenses	—	—	6.6	7.0
Share-based compensation, non-cash	—	—	—	0.1
(Gain) loss on extinguishment of debt	(0.2)	—	4.9	—
Expenses associated with the East Dubuque Merger	—	0.8	3.1	2.3
Less:
Insurance recovery - business interruption	—	—	(2.1)	—
Adjusted EBITDA	$18.3	$28.5	$92.7	$106.8

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income (loss) or operating income, or any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

Available cash begins with Adjusted EBITDA reduced for cash needed for (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses, reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, and expenses associated with the East Dubuque Merger, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner, and available cash is increased by the business interruption insurance proceeds and the impact of purchase accounting. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

A reconciliation of consolidated Adjusted EBITDA to Available cash for distribution is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

	(in millions, except unit and per unit data)
Adjusted EBITDA	$18.3	$28.5	$92.7	$106.8
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(15.1)	(1.5)	(46.1)	(6.0)
Maintenance capital expenditures	(5.4)	(2.3)	(13.7)	(9.6)
Major scheduled turnaround expenses	—	—	(6.6)	(7.0)
Cash reserves for future turnaround expenses	—	(0.9)	—	(7.9)
Operating cash replenishment	—	(3.0)	—	—
Expenses associated with the East Dubuque Merger	—	(0.8)	(3.1)	(2.3)
Add:
Insurance recovery - business interruption	—	—	6.1	—
Impact of purchase accounting	—	—	13.0	—
Available cash associated with East Dubuque 2016 first quarter	—	—	6.3	—
Release of cash reserves established for turnaround expenses	—	—	—	7.0
Available cash for distribution	$(2.2)	$20.0	$48.6	$81.0
Available cash for distribution, per common unit	$(0.02)	$0.27	$0.43	$1.11
Distribution declared, per common unit	$—	$0.27	$0.44	$1.11
Common units outstanding (in thousands)	113,283	73,128	113,283	73,128